EXHIBIT 1.02 to Form SD

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

Conflict Minerals Report for Calendar Year 2013

Introduction

In this report, “Applied” refers to Applied Industrial Technologies, Inc., an Ohio corporation. References to “we,” “us,” “our,” and “the company” mean Applied and its subsidiaries.

The company is a leading industrial distributor in North America, Australia, and New Zealand, supplying customers in a wide range of industries with products including bearings, power transmission components, fluid power components and systems, industrial rubber products, linear motion components, tools, safety products, and other industrial and maintenance supplies. We serve customers for both MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing) product applications. We provide engineering, design, and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, and fluid power shop services. We also offer maintenance training and inventory and storeroom management solutions.

In our most recent fiscal year, ended June 30, 2013, we achieved sales of $2.46 billion. We believe sales of products manufactured by us or contracted to be manufactured for us represent less than 5% of our overall sales. Because manufacturing processes are conducted in subsidiary business operations, primarily in the fluid power segment, that use varied operating processes, we are unable to report a precise value of the products we manufactured or contracted to be manufactured for us.

The types of products manufactured by us or contracted by us to be manufactured include custom-built hydraulic and electro-hydraulic power units and control systems, pneumatic and electro-pneumatic panels and sub-assemblies, fabricated aluminum assemblies, lubrication systems, and hydraulic manifolds.

In general, we assemble these products using finished components we purchase from hundreds of suppliers, primarily large manufacturing companies, for whom we may also serve as an authorized distributor. We rely on these suppliers for information about conflict minerals in their products, and they in turn rely on their own suppliers for information. Our position in the supply chain is many steps removed from the mining of the conflict minerals.

Because we did not receive complete information from many of our suppliers, we were not able to determine (a) the country of origin of certain conflict minerals contained in our products, (b) that those conflict minerals come from recycled or scrap sources, (c) the smelter or refiner used to process those conflict minerals, or (d) their mine or location of origin.

An independent private sector audit report has not been obtained relating to this Conflict Minerals Report because Applied is not required to obtain an audit report for this reporting period.

Reasonable Country of Origin Inquiry

Through a survey process, we conducted a reasonable country of origin inquiry about the conflict minerals necessary to the functionality or production of products manufactured by us, or contracted to be manufactured for us.

The survey form used to inquire about country of origin of conflict minerals also incorporated due diligence questions. Due to the overlap in the processes, the reasonable country of origin inquiry is described below in the “Due Diligence” section.

Due Diligence

Design of Due Diligence
The design of our due diligence was intended to conform, in all material respects, with the due diligence framework set forth in The Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for tin, tantalum, and tungsten and for gold.
Due Diligence Measures Performed

a.	Establish company management systems

•	We formed a multidisciplinary team of associates to lead our conflict minerals compliance efforts, including members with legal, regulatory, supply chain, finance, and communications backgrounds.

•	The team attended training sessions offered by legal, audit, and consultant professionals on conflict minerals compliance.

•	Through interviews with our business unit leaders, we identified component suppliers and contacts.

•	We obtained quarterly certifications from business unit leaders to identify changes in component suppliers during the year.

•	We determined that the most reasonable effort we could make to determine the existence and origin of necessary conflict minerals in our products was to seek information from our direct suppliers.

•	We prepared a survey/questionnaire form to ask suppliers about the existence, country of origin, source, and chain of custody of conflict minerals in the products they supplied to us.

b.    Identify and assess risks in the supply chain

•	Our manufacturing operations provided records of their component suppliers and contacts.

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Because we had hundreds of component suppliers, often representing very small purchase volumes, we surveyed direct suppliers of metal-containing components we estimated would constitute about three-quarters of the dollar volume of fiscal 2013 purchases by the manufacturing operations.

•	We recorded all requests sent and responses received.

•	We made repeat requests to suppliers that did not submit complete responses.

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Additional follow-up was conducted with suppliers after considering factors relevant to the reasonableness of our inquiry efforts, including the following: the value of our purchases from the supplier; and our subjective beliefs about the supplier’s business reputation, the nature of our company’s relationship with the supplier, and the likelihood of the existence of conflict minerals in the product.

c.    Design and implement a strategy to respond to identified risks

Our conflict minerals team reviewed and assessed the risks in our supply chain. The following actions were among those used to respond to the risks in the supply chain:

•	We followed up with suppliers who did not respond to the survey to educate them about the conflict minerals rule and to urge them to submit a completed survey.

•	We reviewed the completed surveys and inquired about discrepancies in the answers provided.

d.     Carry out independent third-party audit of smelter’s/refiner’s due diligence practices
We do not have direct relationships with smelters or refiners of conflict minerals. Therefore, we do not carry out audits of these facilities. However, we support audits conducted by third parties as part of the Conflict Free Smelter Initiative and urge our suppliers to support such audits.
e.     Report annually on supply chain due diligence
This Conflict Minerals Report is publicly available at www.applied.com/conflictminerals and is filed with the SEC.
Results of Review

•	Many suppliers did not provide complete responses to our survey.

•	Often, the responses were provided on a company-wide basis, rather than by product.

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Suppliers of certain components confirmed that one or more of their products contained one or more conflict minerals. In many cases, though, suppliers did not complete their due diligence on the origin of the conflict minerals because they were still making inquiries of their own suppliers. Accordingly, most suppliers did not identify the smelters or refiners for their necessary conflict minerals.

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We collected information from suppliers about some but not all of the smelters and refiners that process our necessary conflict minerals. A small number of component suppliers could not rule out that the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country.

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After exercising the required due diligence, we did not obtain sufficient information from our suppliers to be able to identify the facilities used to process the necessary conflict minerals in those products or their country of origin.

Steps to Mitigate Risks about the Sourcing of Conflict Minerals

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We added provisions to our purchase order terms and conditions requiring suppliers to make good faith inquiries and provide responses regarding the origin of necessary conflict minerals in their products.

•	We added our conflict minerals survey form to supplier questionnaire packages.